Exhibit 4.5

MOTIF BIO PLC

WARRANT INSTRUMENT

DATED: [•] 2016

Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	SUBSCRIPTION RIGHTS	5

3	WARRANT CERTIFICATES	6

4	EXERCISE OF WARRANTS	7

5	BENEFICIAL OWNERSHIP LIMITATION	10

6	CASHLESS EXERCISE UNDER CERTAIN CIRCUMSTANCES	10

7	UNDERTAKINGS	11

8	ADJUSTMENT OF SUBSCRIPTION RIGHTS	11

9	GENERAL OFFERS AND LIQUIDATION	12

10	MERGERS AND CONSOLIDATIONS	14

11	TRANSFER AND TITLE	14

12	MEETINGS OF WARRANTHOLDERS	15

13	MODIFICATIONS	16

14	PURCHASE AND CANCELLATION	16

15	TAXES	16

16	AVAILABILITY OF INSTRUMENT AND NOTICES	17

17	PURCHASE OF ORDINARY SHARES BY THE COMPANY	17

18	ENFORCEMENT	17

19	GOVERNING LAW	17

This warrant instrument (“Instrument”) is executed by way of deed poll on                                                      2016 by

MOTIF BIO PLC, a company incorporated in the England and Wales with company registration number 09320890 and whose registered office is One Tudor Street, London, EC4Y 0AH (the “Company”).

BACKGROUND

(A)                               By a resolution of the board of directors of the Company (the “Board”) passed on                                            2016, the Company authorised the issue of                             Warrants (as defined below) giving rights to subscribe for up to                           Ordinary Shares (as defined below) subject to and in accordance with the terms of this Instrument.

(B)                               The Company has determined to execute this Instrument to set out the rights and interests of the Warrantholders (as defined below).

OPERATIVE PROVISIONS

1                                         DEFINITIONS AND INTERPRETATION

1.1                               In this Instrument, unless the context otherwise requires, the following expressions shall have the following respective meanings:

“AIM” means AIM, a market operated by the London Stock Exchange;

“Articles” means the memorandum and articles of association of the Company as amended from time to time;

“Auditors” means the auditors at the Company from time to time or, if they are unable or unwilling to carry out any action requested of them under this Instrument, such other firm of chartered accountants as may be nominated from time to time by the Company;

“Beneficial Ownership Limitation” has the meaning given to the phrase in Clause 5;

“Business Day” means any day (excluding Saturday or Sunday) on which banks in England are open for business;

“Companies Act” means the UK Companies Act 2006 as amended from time to time;

“Court” means the High Court of England and Wales;

“CREST” means the computerised settlement system and transfer procedures to facilitate the transfer of title of shares in uncertificated form of which Euroclear UK & Ireland is the operator;

“CREST Requirements” means such rules and requirements of EUI as may be applicable to issuers from time to time as specified in the CREST Manual;

“CREST Manual” means the compendium of documents entitled “CREST Manual” issued by EUI from time to time and comprising the CREST Reference Manual, the CREST Central

Counterparty Service Manual, the CREST International Manual, the CREST Rules, the CSS Operations Manual and the CREST Glossary of Terms;

“EUI” means Euroclear UK & Ireland Limited (formerly known as CRESTCo Limited);

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exercise Amount” means the sum payable on exercise of one Warrant being £[•] per Ordinary Share (or such adjusted price as may be determined from to time in accordance with the provisions of Clause 8 (Adjustment of Subscription Rights));

“Expiry Date” means [•], 2021;

“Extraordinary Resolution” means an extraordinary resolution of the Warrantholders passed in accordance with the provisions of Schedule 3 (Meetings of Warrantholders);

“Form of Nomination” means, in relation to any Warrant, the form of nomination attached to the Warrant Certificate a copy of which is set out in Schedule 1;

“Insolvency Act” means the UK Insolvency Act 1986 as amended from time to time;

“London Stock Exchange” means London Stock Exchange plc;

“Ordinary Shares” means ordinary shares in the Company with the rights attached thereto in accordance with the Articles (as amended from time to time);

“Quarter” means each three month period commencing on 1 January, 1 April, 1 July and 1 October;

“Register” means the register of Warrantholders required to be maintained pursuant to Clause 11.1;

“Registrar” means Share Registrars Limited of The Courtyard, 17 West Street, Farnham, GU9 7DR, United Kingdom, or such other person or persons appointed by the Company from time to time to maintain the Register;

“Registrar’s Agent” means [•] of [•] or such other person or persons appointed by the Company from time to time.

“Regulations” means the Uncertificated Securities Regulations 1995 (SI 1995 No. 95/3272) including any modification thereof or any regulations in substitution therefore made under Section 207 of the Companies Act 1989 and for the time being in force;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended.

“Specified Number” means such number of Warrants as shall be specified on the face of the relevant Warrant Certificate, in each case subject to adjustment pursuant to Clause 7 (Adjustment of Subscription Rights) and/or Clause 8 (General Offers and Liquidation) hereof;

“Subscription Notice” means in relation to any Warrant, the notice of subscription attached to the Warrant Certificate a copy of which is set out in Schedule 1;

“Subscription Period” means, in relation to any Warrant, the period from the date of this Instrument to 5:00 p.m. London time on the Expiry Date;

“Successor Entity” means, in the event of a merger or consolidation of the Company where the Company is not the survivor, the entity which survives such merger or consolidation;

“Trading Days” means any day on which the London Stock Exchange, or the principal securities exchange or other securities market on which the Ordinary Shares are then being traded, is open for general business;

“Trading Market” means AIM or the Main Market of the London Stock Exchange plc;

“US Person” has the meaning given to it in Regulation S under the Securities Act;

“VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) the daily volume Weighted Average Price of the Ordinary Shares traded on AIM for such date (or the nearest preceding date) as reported by Bloomberg Financial Markets (based on a Trading Day from 8:00 a.m. (London Time) to 4:30 p.m. (London Time) or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company; or (b) if AIM is not the principal trading market for the Ordinary Shares the volume Weighted Average Price of the Ordinary Shares for such date (or the nearest preceding date) on the principal securities exchange or trading market where the Ordinary Shares are listed or traded as reported by Bloomberg Financial Markets (based on a Trading Day from 8:00 a.m. (London time) to 4:30 p.m. (London time) or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company; or (c) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Company, the fees and expenses of which shall be paid by the Company;

“Warrant Certificate” means a certificate issued by the Company evidencing a holding of Warrants in certificated form, such certificate being in or substantially in the form set out in Schedule 1 (Form of Warrant Certificate);

“Warrantholder” means in relation to any Warrant, the person or persons who is or are for the time being registered in the Register as the registered holder or joint holders of such Warrant;

“Warrants” means the                          warrants issued by the Company pursuant to the resolutions referred to in the Recitals and carrying the rights created by this Instrument, each such warrant entitling the holder thereof to subscribe for one Ordinary Share on the terms set out in this Instrument and the term “Warrant” shall be construed accordingly; and

“Weighted Average Price” means, for the Ordinary Shares as of any date, the sterling volume-weighted average price for the Ordinary Shares on AIM, or where AIM is not the principal trading market for the Ordinary Shares the principal securities exchange or trading market where the Ordinary Shares are listed or traded, as reported by Bloomberg Financial Markets through its “Volume at Price” function. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as reasonably determined by the Company. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period;

“£” means pounds sterling, being the lawful currency of the United Kingdom.

1.2                               Wherever in this Instrument reference shall be made to a determination or certification to be made by or an opinion to be given by the Auditors, the following provisions shall apply:

(a)                                 the Auditors shall be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration shall not apply;

(b)                                 the determination of the Auditors shall be final and binding on all concerned save in the case of manifest error; and

(c)                                  the Auditors shall be given by the Company all such information and other assistance as they may reasonably require.

1.3                               The Clause headings are inserted for guidance only and shall not affect the meaning or interpretation of any part of this Instrument.

1.4                               Reference to Clauses, sub-clauses and Schedules in this Instrument are references to the Clauses, sub-clauses and Schedules of and to this Instrument.

1.5                               References to any statute or statutory provision include references to that statute or statutory provision as from time to time amended, extended or re-enacted and to any rules, orders, instruments, regulations and delegated/subordinated legislation made thereunder.

1.6                               Unless the context otherwise requires, words and phrases, the definitions of which are contained or referred to in the Companies Act shall be construed as having the meanings thereby attributed to them but excluding any statutory modification not in force at the date of this Instrument.

1.7                               Words importing the singular shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders and vice versa; words importing persons shall include bodies corporate, unincorporated associations and partnerships.

1.8                               Any register, index, minute book or book of account required to be kept by this Instrument shall be kept, and inspection thereof shall be allowed and copies shall be supplied, in such form and manner and subject to such precautions as would from time to time be permissible or required if it were a register, index, minute book or book of account required to be kept by the Companies Act and references to such records in the Instrument shall be construed accordingly.

1.9                               References herein to a share or warrant (or to a holding of shares or warrants) being in uncertificated form or in certificated form are references, respectively, to that share being an uncertificated unit of a security or a certificated unit of a security.

2                                         SUBSCRIPTION RIGHTS

2.1                               The Company shall hereby issue, pursuant to the resolutions referred to in the Recitals, the Warrants. Each Warrant shall carry the right, subject to the provisions of this Instrument, to subscribe in accordance with Clause 4 (Exercise of Warrants), during the Subscription Period, subject always to the requisite shareholder authority having been granted for the issue of Ordinary Shares to the subscriber and the pre-emption rights in the Articles having been waived in respect of such issue, for one Ordinary Share (subject to adjustment pursuant to Clause 8 (Adjustment of Subscription Rights) hereof) at the Exercise Amount payable in cash in full on subscription.

2.2                               The Warrants may be issued to the proposed Warrantholder upon receipt by the Company of [•] pence per Warrant. Upon the issue of any Warrant the Company shall enter the person or persons to whom the Warrant is issued into the Register in respect of such Warrant. The Warrants held in certificated form will be evidenced by a Warrant Certificate issued by the Company. Warrantholders who so wish to, may hold their Warrants in uncertificated form and such uncertificated Warrants may settle directly in CREST.

2.3                               The Company shall, upon exercise of all or any of the Warrants in accordance with Clause 4 (Exercise of Warrants) from time to time during the Subscription Period, forthwith allot and issue the appropriate number of Ordinary Shares required to be allotted and issued in accordance with the terms of this Instrument.

2.4                               The Warrants shall be subject to and have the benefit of the terms and conditions set out in this Instrument and in the Warrant Certificate which shall be binding upon the Company, the Warrantholders and all persons claiming through or under them respectively.

2.5                               The Warrants are issued subject to the provisions of the Articles.

2.6                               The Company shall be entitled at any time:

(a)                                 to require a Warrantholder to hold their Warrants in uncertificated form;

(b)                                 to require the holder of any Warrants which are held in uncertificated form to exchange such Warrants in uncertifciated form for Warrants in certificated form; and/or

(c)                                  to require the Operator (as defined in the CREST Manual) to suspend or remove the Warrants in uncertificated form from the relevant system concerned.

2.7                               Any stamp duties or taxes (if any) or other fees payable on or arising from the, constitution, issue or exercise of the Warrants will be for the account of the relevant Warrantholder.

3                                         WARRANT CERTIFICATES

3.1                               Every Warrant Certificate shall be in the form or substantially in the form set out in Schedule 1 (Form of Warrant Certificate). The Subscription Notice and Form of Nomination set out in Schedule 1 shall be available from the website of the Company during the period in which the Warrants may be exercised.

3.2                               Every Warrantholder shall be entitled without charge to one Warrant Certificate for the Warrants held by him save that joint holders shall be entitled to one Warrant Certificate only in respect of the Warrants held by them jointly which Warrant Certificate shall be delivered to the holder whose name stands first in the Register in respect of such joint holding.  The Company shall not be bound to register more than four persons as joint holders of any Warrants.

3.3                               Where some but not all of the Warrants comprised in any Warrant Certificate are transferred or exercised in accordance with the terms and conditions of this Instrument, the Company shall issue, free of charge, to the relevant Warrantholder a fresh Warrant Certificate in accordance with the other provisions of this Instrument for the balance of the Warrants retained by such Warrantholder.

3.4                               All Warrant Certificates shall be executed by the Company.

3.5                               If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed, it shall, at the discretion of the Company, be replaced at the office of the Registrar on payment of such expenses as may reasonably be incurred in connection therewith and on such terms as to evidence, indemnity and/or security as the Company may reasonably require.  Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued.

3.6                               Warrant Certificates may, where the terms of issue require, bear a legend in such form as the Company may require, save that no Warrant shall bear any such legend for any period during which the relevant warrants are held in uncertificated form.

3.7                               Except as otherwise noted, nothing in this Instrument shall preclude the Warrants from being issued, held, registered, exercised, transferred or otherwise dealt in uncertificated form in accordance with the Regulations, the CREST Requirements and any other rules and requirements laid down from time to time by any other relevant system operated pursuant to the Regulations. The directors may make arrangements for the Warrants to become a participating security in the relevant system.

4                                         EXERCISE OF WARRANTS

4.1                               Subject to Clause 8 (Adjustment of Subscription Rights) and/or Clause 9 (General Offers and Liquidation), the Warrantholder of each Warrant will have the right, which may be exercised at any time during the Subscription Period, to subscribe in cash for a number of Ordinary Shares equal to all or part of the Specified Number in consideration of the payment of the Exercise Amount in full per Warrant.

4.2                               In order to exercise the right to subscribe attaching to Warrants, whether in whole or in part which are held in certificated form, the Warrantholder shall deliver or cause to be delivered the relevant Warrant Certificate(s) and such other documentation as may be required by the Company to the Registrar’s Agent with the Subscription Notice duly completed and signed, together with a cheque for payment of the Exercise Amount in respect of each Warrant being exercised.  Once so delivered, a Subscription Notice shall be irrevocable save with the consent of the Board.

4.3                               In order to exercise the right to subscribe attaching to Warrants in uncertificated form the Warrantholder shall (not later than 5.00 p.m. on the relevant Business Day) arrange for the payment to the Registrar’s Agent as appropriate, (in the manner from time to time prescribed by the Board subject always to the CREST Requirements) of the aggregate Exercise Amount payable on subscription for the Ordinary Shares in respect of which the subscription rights are exercised and send to the Registrar’s Agent, or such person as the Company may require (including, without limitation, any sponsoring system-participant acting on behalf of the Company or the Registrars) a properly authenticated dematerialised instruction (an uncertificated notice of exercise). The properly authenticated dematerialised instruction shall be:

(a)                                 in the form from time to time prescribed by the Board and having the effect determined by the Board from time to time; and

(b)                                 addressed to the Registrar, and identify (in accordance with the form prescribed by the Board as aforesaid) the Warrants in respect of which the subscription rights are to be exercised; and

provided always that:

(c)                                  the Board may in its discretion permit the holder of Warrants in uncertificated form to exercise his subscription rights by some other means (including if the Company or any sponsoring system-participant acting on behalf of the Company is unable at any time and for any reason to receive properly authenticated dematerialised instructions) in accordance with applicable laws;

(d)                                 the Board may in its discretion require, in addition to the receipt of a properly authenticated dematerialised instruction as referred to above, the holder of any Warrant in uncertificated form to complete and deliver to the Company (or the Registrar’s Agent) on or prior to the Exercise Date, a notice in such form as may from time to time be prescribed by the Board; and

(e)                                  the Board may in its discretion determine when any such properly authenticated dematerialised instruction and/or other instruction or notification is to be treated as received by the Company or by such other person as it may require for these purposes.

All notices, instructions and any other steps required by this clause 4.3 shall be subject always to the CREST Requirements. For the purposes of this Instrument, a dematerialised instruction is properly authenticated if it complies with the specifications referred to in paragraph 5(b) of Schedule 1 to the Regulations.

4.4                               Warrants will be deemed to be exercised on the Business Day upon which the Registrar’s Agent shall have received the relevant documentation and Exercise Amount in respect of the remittance referred to in this Clause 4 (Exercise of Warrants), or the following Business Day where the relevant documentation and Exercise Amount in respect of the remittance referred to in this Clause 4 is received outside of office hours or not on a Business Day.  Subject to value having been received by the Company in respect of the relevant remittance, the Company shall allot and issue the relevant number of Ordinary Shares to be issued pursuant to the exercise of the relevant Warrants and enter the allottee of such Ordinary Shares in the Company’s register of members not later than 3 Trading Days after the date on which such Warrants are exercised or deemed to be exercised.

4.5                               On the exercise of a Warrant, any entitlement to a fraction of an Ordinary Share shall be adjusted up or down to the nearest whole number of ordinary shares and no cash adjustments will be made in respect of any entitlement to fractions of Ordinary Shares. The Registrar shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant.

4.6                               In the case of Ordinary Shares issued to Warrantholders who elect to hold their Ordinary Shares in certificated form as soon as practicable following the exercise of such Warrants in accordance with the terms of this Instrument and, in any event, not later than 20 Trading Days after the date on which such Warrants are exercised the Company shall issue:

(a)                                 a share certificate for the Ordinary Shares in the name of such Warrantholder or such other person as may be named on the Form of Nomination; and

(b)                                 in the event of a partial exercise by any Warrantholder of the right to subscribe attaching to any Warrants held by him, a Warrant Certificate in the name of such Warrantholder in respect of the balance of the Warrants held by him and remaining unexercised, such share certificate (together with any Warrant Certificate if applicable) to be despatched at the risk of the person(s) entitled thereto to the address of such person or (in the case of a joint holding) to that one of them whose name stands first in the Register or relevant Form of Nomination and sent by ordinary postal delivery.

4.7                               Every Warrant in respect of which subscription rights:

(a)                                 have been exercised in full; or

(b)                                 at the end of the Subscription Period have not been exercised (whether in whole or in part),

shall lapse and cease to be valid for any purpose and be cancelled.

4.8                               Ordinary Shares allotted pursuant to the exercise of Warrants in accordance with the terms of this Instrument shall be issued fully-paid and free from any liens, charges or encumbrances and rights of pre-emption but shall not rank for any dividends or other distributions declared, made or paid on the Ordinary Shares for which the record date is prior to the relevant day on which the Warrants are exercised or deemed to be exercised in accordance with this Clause 4 but, subject thereto, shall rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares on or after the relevant day on which the Warrants are exercised or deemed to be exercised in accordance with Clause 4.4 and otherwise pari passu in all respects with the Ordinary Shares in issue at that date.

4.9                               At any time when the Ordinary Shares are admitted to trading on AIM or to the Official List of the London Stock Exchange, application will be made by the Company to the London Stock Exchange for the Ordinary Shares allotted pursuant to any exercise of Warrants to be admitted to trading on AIM or to the Official List of the London Stock Exchange (as the case may be).

4.10                        Notwithstanding any other provision of this Instrument, no Ordinary Shares shall be allotted to a person on the exercise of a Warrant if such allotment and/or the delivery of the relevant share certificate would either be in contravention of the laws or rules of any overseas territory or overseas regulatory authority or would require any registration to be made in any overseas territory or with any overseas regulatory authority.

4.11                        Warrantholders exercising their Warrants by submission of a Subscription Notice in accordance with the terms of this Instrument shall be required to make the representations set out in the Subscription Notice.

4.12                        Warrantholders exercising their Warrants which are held in uncertificated form in accordance with the terms of this Instrument shall be deemed to make the representations set out in the Subscription Notice.

5                                         BENEFICIAL OWNERSHIP LIMITATION

5.1                               Warrantholders will not be permitted to exercise any Warrant where the allotment of Ordinary Shares pursuant to such exercise would result in the relevant Warrantholder (or a person holding through such Warrantholder (together with such Warrantholder’s or person’s Affiliates (as defined in Rule 405 under the Securities Act), and any other persons acting as a group together with that Warrantholder or person or any of that Warrantholder’s or person’s Affiliates) beneficially owning in excess of 4.99 per cent. of the Company’s Ordinary Shares (the “Beneficial Ownership Limitation”).

5.2                               The number of Ordinary Shares beneficially owned by a person shall be calculated to include the number of Ordinary Shares for which the exercise notice is being given, but shall exclude any Ordinary Shares: (i) which would be issuable upon exercise of the remaining, non-exercised Warrants beneficially owned by that person or any of its Affiliates; and (ii) underlying any other securities of the Company held by such Warrantholder or its Affiliates that are exercisable or convertible into Ordinary Shares and subject to a limitation on conversion or exercise that is analogous to the limitation contained in this Clause 5 (Beneficial Ownership Limitation).

5.3                               Except as set forth in Clause 5.2 above, for purposes of this Clause 5 (Beneficial Ownership Limitation), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Warrantholders acknowledge that the Company is not representing to the Warrantholder that such calculation is in compliance with Section 13(d) of the Exchange Act and that each Warrantholder or beneficial owner is solely responsible for any schedules required to be filed with the SEC in accordance with the Exchange Act.

5.4                               To the extent that the limitation contained in Clause 5.1 applies, the determination of whether a Warrant is exercisable and of the number of Warrants that are exercisable shall be at the sole discretion of the Warrantholder, and the delivery of a duly completed and signed Subscription Notice together with a cheque for payment of the Exercise Amount in respect of each Warrant being exercised or of a properly  authenticated dematerialised instruction and payment to the Registrar’s Agent of the relevant Exercise Amount shall be deemed to be the Warrantholder’s determination of whether such Warrant is exercisable and of the number of Warrants that are exercisable. The Company shall not have any obligation to verify or confirm the accuracy of such determination and shall have no liability for any error made by the Warrantholder or any other person. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

5.5                               In determining the number of issued Ordinary Shares, a Warrantholder or other person may rely on the number of outstanding Ordinary Shares as reflected in: (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent written notice by the Company setting forth the number of issued Ordinary Shares.

5.6                               Warrantholders may, at any time, request written or oral confirmation from the Company of the number of issued Ordinary Shares and such a request shall be satisfied within two Trading Days of the request being made.

5.7                               Upon delivery of a written notice to the Company, the Warrantholder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99 per cent. as specified in such notice, provided that any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first day after such notice is delivered to the Company and any such increase or decrease will apply only to the Warrantholder and its Affiliates and not to any other holder of Warrants.

5.8                               The Company has the right to construe and implement this Clause 5 (Beneficial Ownership Limitation) otherwise than in strict conformity with its terms in order to correct this subsection (or any part) which may be defective or inconsistent with the intended beneficial ownership limitation.

5.9                               The limitation in this Clause 5 (Beneficial Ownership Limitation) above shall not apply to the exercise of Warrants held by any Warrantholder who, prior to exercise, beneficially owned in excess of 9.99 per cent. of the Company’s Ordinary Shares.

6                                         CASHLESS EXERCISE UNDER CERTAIN CIRCUMSTANCES

6.1                               The Warrants and any Ordinary Shares issued on the exercise of the Warrants have been registered under the Securities Act. In the event that the Company fails to maintain the effectiveness of the Registration Statement and the status of the Company’s prospectus included therein and does not file or maintain the effectiveness of another registration statement and prospectus covering the Warrants and Ordinary Shares, the Warrants and the Ordinary Shares issued on the exercise of the Warrants will be subject to certain restrictions on transfer in accordance with the Securities Act. Any certificates in respect of Warrants and Ordinary Shares issued subsequent to this failure will bear legends with respect to such transfer restrictions as follows:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE UNITED STATES IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Registrar shall not register that transfer until the Registrar has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer.

6.2                               In the event that the Company fails to maintain the effectiveness of the Registration Statement and the status of the Company’s prospectus included therein and does not file or maintain the effectiveness of another registration statement and prospectus covering the Warrants and Ordinary Shares, the Warrant shall only be exercisable on a cashless basis whereby the number of Ordinary Shares to be received by the Warrantholder shall be calculated using the formula:

X = Y (A-B) / A

where:

X is the number of ordinary shares to be issued to the Warrantholder;

Y is the number of warrants being exercised by the Warrantholder;

A is the VWAP per ordinary share; and

B is the warrant exercise price.

6.3                               If the Warrant ADSs are issued in such a cashless exercise, the Warrantholder shall deliver the documentation as set out in Clauses 4.2 and 4.3 above, as relevant to the Warrants held by that Warrantholder.

6.4                               The Company shall calculate and transmit to the Registrar in a written notice, and the Registrar shall have no duty, responsibility or obligation under this section to calculate, the number of Warrants issuable in connection with any cashless exercise. The Registrar shall be entitled to rely conclusively on any such written notice provided by the Company, and the Registrar shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Warrant Agreement.

6.5                               In the case of a dispute as to the determination of the Exercise Amount or the arithmetic calculation of the number of Warrants issuable in connection with any exercise, the Company shall promptly deliver to the Warrantholder the number of Warrants that are not disputed.

7                                         UNDERTAKINGS

Subject to the provisions of Clause 8.1 and, unless otherwise authorised by an Extraordinary Resolution, whilst any Warrant remains unexercised within the Subscription Period:

(a)                                 the Company shall not, without an Extraordinary Resolution approving such modification, in any way modify the rights attached to its existing Ordinary Shares as a class in any way which operates to vary the rights of the Warrantholders in relation to the Warrants (but nothing herein shall restrict the right of the Company to increase, consolidate, sub-divide or reduce its share capital subject to any adjustments to the subscription rights as may be required by this Instrument).  For the purposes of this sub-clause, neither the issue of further Ordinary Shares, nor the creation or issue of preference shares (whether convertible, redeemable and/or cumulative) carrying rights to dividends, capital conversion or otherwise as the directors of the Company shall think fit, nor the grant of any right to subscribe for any shares in the Company, nor any other action save for any modification of the Articles which expressly modifies the rights attaching to the Ordinary Shares shall be deemed to modify the rights attaching to the Ordinary Shares;

(b)                                 the Company shall at all times maintain all requisite approvals from its shareholders and/or other authorities necessary to enable the issue of Ordinary Shares (free from any rights of pre-emption) pursuant to the exercise of all the Warrants outstanding from time to time; and

(c)                                  Warrantholders will have made available to them, at the same time and in the same manner as the same are made available to holders of Ordinary Shares, copies of the audited accounts of the Company (with the relevant directors’ and auditor’s reports) and copies of all other circulars or notices which are made available to holders of Ordinary Shares.

8                                         ADJUSTMENT OF SUBSCRIPTION RIGHTS

8.1                               While any Warrants remain unexercised within the Subscription Period:

(a)                                 after any allotment of fully paid Ordinary Shares by way of capitalisation of profits or reserves to holders of the Ordinary Shares on the register of members of the Company on a date (or by reference to a record date); or

(b)                                 upon any sub-division or consolidation of the Ordinary Shares,

the number of Ordinary Shares to be subscribed on a subsequent exercise of each Warrant will be adjusted proportionately on the basis that immediately after the allotment, sub-division or consolidation, the Ordinary Shares to be issued if the subscription rights attaching to the then outstanding Warrants were exercised shall constitute the same percentage of the total number of issued Ordinary Shares as that which such Ordinary Shares would have constituted immediately before such allotment, sub-division or consolidation and the Exercise Amount of the then outstanding Warrants shall be adjusted accordingly.

8.2                               Where a Warrantholder holds both Warrants in certificated form and Warrants in uncertificated form such holdings shall be treated as separate holdings for the purpose of calculating the number of additional Warrants to be issued to him pursuant to this Clause 8 (Adjustment of Subscription Rights) unless the Company otherwise determines.

8.3                               Where an event which gives rise or may give rise to an adjustment pursuant to this Clause 8 (Adjustment of Subscription Rights ) occurs whether in such proximity in time to another similar event or otherwise in circumstances so that the directors of the Company in their absolute discretion determine that the foregoing provisions need to be operated subject to some modification in order to give the intended result, those modifications shall be made in the operation of the foregoing provisions as may be advised by the Auditors to be in their opinion appropriate in order to give the intended result.

8.4                               Upon the adjustment of the subscription rights associated with the Warrants, the Company shall give written notice to the Warrantholders of the adjustments made to the Warrants. Such notice shall be sent to the last address notified to the Registrar as at the record date or the effective date of the event.

9                                         GENERAL OFFERS AND LIQUIDATION

9.1                               If on a date (or by reference to a record date) while any Warrants remain unexercised during the Subscription Period any offer or invitation is made to all holders of shares of the Company (or all such holders other than the offeror and/or any company controlled by the offeror and/or any person acting in concert with the offeror), otherwise than by the Company, to acquire the whole or any part of the shares of the Company and the Company becomes aware that, as a result of such an offer, the right to cast a majority of votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or such persons or companies as aforesaid, then the Company shall procure (so far as it is able) that at the same time the same offer or invitation is made to the then Warrantholders as if their respective Warrants had been exercised and the Warrantholders entered in the register of members of the Company accordingly on the day immediately preceding the record date of such offer or invitation on the basis then applicable. Such Warrants shall be exercisable at any time during the period in which such offer is open in order to allow acceptance by such Warrantholders of such offer.

9.2                               For the purposes of this Clause 8 (General Offers and Liquidation) the convening of a meeting by the Court in connection with an arrangement or a scheme of arrangement under Sections 177 and 178 respectively of the Companies Act or the preparation of documents in connection with an amalgamation under Section 170 to 174 of the Companies Act and/or the Insolvency Act (as applicable) in either case providing for the acquisition by any person of the whole or any part of the shares of the Company shall be deemed to be the making of an offer.

9.3                               Where the circumstances described in Clauses 9.1 and/or 9.2 apply and:

(a)                                 the offeror and/or any company controlled by the offeror and/or any person acting in concert with the offeror shall have made an offer to Warrantholders or to all Warrantholders other than the offeror and/or any company controlled by the offeror and/or any person acting in concert with the offeror to acquire all of the outstanding Warrants; or

(b)                                 the offeror and/or any company controlled by the offeror and/or any person acting in concert with the offeror shall have proposed an arrangement, a scheme of arrangement or an amalgamation with regard to the acquisition of all the outstanding Warrants, and in either case the value of the consideration (on such basis as the Auditors may determine, acting as experts, shall have confirmed in writing to the Warrantholders no less than 15 Trading Days (or, if that is not possible, such period as is possible) prior to the expiry of such offer or the date on which such arrangement, scheme of arrangement or amalgamation scheme becomes effective) receivable by a Warrantholder pursuant to such offer, arrangement, scheme of arrangement or amalgamation represents no less than that which he would have received pursuant to the offer made or arrangement, scheme of arrangement or amalgamation proposed to holders of Ordinary Shares had his subscription rights been exercised on the date upon which such offer became wholly unconditional or such arrangement, scheme of arrangement or amalgamation became effective (after deduction of the costs of subscription) then any Warrants which are not the subject of an acceptance of the offer to Warrantholders or are not effectively transferred or cancelled pursuant to such arrangement, scheme of arrangement or amalgamation shall lapse upon the expiry of that offer or in the case of an arrangement, scheme of arrangement or amalgamation, the effective date of such arrangement, scheme of arrangement or amalgamation.

9.4                               If, on a date while any Warrants remain outstanding, any order is made or an effective resolution is passed for winding up the Company, except for the purpose of reconstruction or amalgamation (including but not limited to pursuant to an amalgamation under Section 170 to 174 of the Companies Act or an arrangement, scheme of arrangement under Sections 177 and 178 of the Companies Act, and/or under the Insolvency Act (as applicable)) on terms sanctioned by an Extraordinary Resolution, and on such winding up (on the assumptions that all Warrants had been exercised in full and the Exercise Amount payable in connection therewith had been received in full by the Company) there would be a surplus available for distribution amongst the holders of the Ordinary Shares which would exceed, in respect of each Ordinary Share, a sum equal to the Exercise Amount each Warrantholder shall be treated as if, immediately before the date of such order or resolution, his Warrants had been exercised in full at the Exercise Amount and such Warrantholders shall accordingly be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Ordinary Shares an amount equal to the sum to which he would have become entitled by virtue of such subscription after deducting a sum per Ordinary Share equal to the Exercise Amount. Subject to the foregoing all Warrants shall lapse and cease to be valid on the liquidation of the Company.

10                                  MERGERS AND CONSOLIDATIONS

10.1                        If on a date (or by reference to a record date) while any Warrants remain unexercised during the Subscription Period the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity (as permitted pursuant to the laws of the jurisdiction under which such merger or consolidation is to be effected), the Warrants shall survive such merger or consolidation.

10.2                        Upon any exercise of a Warrant following such a merger or consolidation, the Warrantholder shall have the right to receive the number of shares, if any, of the successor or acquiring entity or of the Company (if it is the surviving entity), or depositary shares representing those shares, and any additional consideration (the “Alternative Consideration”) receivable as a result of such merger or consolidation by a holder of the number of Ordinary Shares for which the Warrant is exercisable immediately prior to such merger or consolidation.

10.3                        For the purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such merger or consolidation, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

10.4                        If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a merger or consolidation, then the Warrantholder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of a Warrant following such merger or consolidation.

10.5                        Notwithstanding the terms of this Clause 10 (Mergers and Consolidations), in the event of a merger or consolidation where the Successor Entity is not a publicly-traded company whose securities are quoted or listed on a Trading Market, the Company or any Successor Entity shall, at the option of a Warrantholder (where such option is exercised within 30 days of the completion of the merger or consolidation), purchase any or all of the outstanding Warrants of that Warrantholder for consideration equivalent to that received by a holder of the number of Ordinary Shares for which the Warrant is exercisable immediately prior to such merger or consolidation.

11                                  TRANSFER AND TITLE

11.1                        Warrants shall be transferable individually and in integral multiples, in the case of Warrants held in certificated form, by an instrument of transfer in any usual or common form or such other form as may be approved by or on behalf of the Company duly completed and signed by or on behalf of the transferor and the transferee and duly stamped in accordance with any applicable law for the time being in force relating to stamp duty, and, in the case of Warrants held in uncertificated form, by a properly authenticated dematerialised instruction and/or other instruction or notification received by the Company or by such person as it may require for these purposes in such form and subject to such terms and conditions as may from time to time be prescribed by or on behalf of the Company (subject always to the CREST Requirements). The Registrar shall maintain a register in the United Kingdom containing particulars of the Warrantholders. The Warrants shall be issued in registered form and the provisions of Schedule 2 (Registration, Transfer and Transmission) relating to the transfer, transmission and registration of Warrants shall have full effect as if the same had been incorporated in this Instrument.

11.2                        The Company shall be entitled to appoint such person or persons as the Company thinks fit as the Registrar and to remove any such person or persons and make a new appointment in their stead.  The Company shall forthwith give a notice to Warrantholders of any change in the identity or address of the Registrar in accordance with Clause 16.2.

11.3                        The registered holder of a Warrant shall be treated as its absolute owner for all purposes notwithstanding any notice of ownership or notice of previous loss or theft or of trust or other interest therein (except as ordered by a court of competent jurisdiction or required by law).  The Company shall not (except as stated above) be bound to recognise any other claim to or interest in any Warrant.

11.4                        The Company shall not refuse to register any transfer of a Warrant made into or within CREST.

11.5                        The Company may at any time require a shareholder to sell some or all of the Warrants held by it within a specified period at the prevailing market price for the Warrants if necessary or desirable in order to comply with the US Securities Act or if it shall come to the attention of the Company that:

(a)                                 any Warrant is or may be held directly or beneficially by a US Person and such person has not provided the Company with such representation as the Company may require from such holder;

(b)                                 any Warrant is held by a person whose ownership or holding of any Warrants or Ordinary Shares might in the opinion of the Directors contribute to a requirement for registration of the Company as an Investment Company under the US Investment Company Act of 1940, as amended; or

(c)                                  any Warrant is held by a person whose ownership or holding of any Warrants or Ordinary Shares might in the opinion of the Directors contribute to a requirement for registration of the Company as an Investment Company under the US Investment Advisers Act of 1940, as amended; or

If a Warrantholder does not comply with such a demand within the period specified, the Company may repurchase the relevant Warrants at the prevailing market price without such Warrantholder’s consent.

12                                  MEETINGS OF WARRANTHOLDERS

12.1                        Meetings of Warrantholders may be convened in accordance with the provisions of Schedule 3 (Meetings of Warrantholders) and shall be competent to pass Extraordinary Resolutions and to exercise all the powers as referred to therein. Without prejudice to the generality of the foregoing the Warrantholders, by way of Extraordinary Resolution only, shall have power to:

(a)                                 sanction any compromise or arrangement proposed to be made between the Company and the Warrantholders or any of them;

(b)                                 sanction any proposal by the Company for modification, abrogation, variation or compromise of, or arrangement in respect of the rights of the Warrantholders against the Company whether such rights shall arise under this Instrument or otherwise;

(c)                                  sanction any proposal by the Company for the exchange or substitution for the Warrants of, or the conversion of the Warrants into, shares, stock, bonds, debentures, debenture stock, warrants or other obligations or securities of the Company or any other body corporate formed or to be formed;

(d)                                 assent to any modification of the conditions to which the Warrants are subject and/or the provisions contained in this Instrument which shall be proposed by the Company;

(e)                                  authorise any person to concur in and execute and do all such documents, acts and things as may be necessary to carry out and give effect to any Extraordinary Resolution;

(f)                                   discharge or exonerate any person from any liability in respect of any act or omission for which such person may have become responsible under this Instrument; and

(g)                                  give any authority, direction or sanction which under the provisions of this Instrument is required to be given by Extraordinary Resolution.

13                                  MODIFICATIONS

13.1                        Any modification to this Instrument may be effected only by an instrument in writing, executed by the Company and expressed to be supplemental to this Instrument and, save where the Company determines in its absolute discretion that such modification is of a formal, minor or technical nature or made to correct a manifest error, only if it shall first have been sanctioned by an Extraordinary Resolution.  Any modification so sanctioned will be binding upon the Warrantholders.

13.2                        A memorandum of every such supplemental instrument shall be endorsed on this Instrument.

13.3                        Notice of every modification to this Instrument shall be given by the Company to the Warrantholders in accordance with Clause 16.2.

14                                  PURCHASE AND CANCELLATION

14.1                        The Company may at any time purchase Warrants:

(a)                                 by tender (available to all Warrantholders alike) at any price; or

(b)                                 on or through the market; or

(c)                                  by private treaty at any price.

14.2                        All Warrants purchased pursuant to Clause 14.1 shall be cancelled forthwith and may not be reissued or sold.

15                                  TAXES

15.1                        The Company shall not be required to pay any stamp duty, other tax or charge required to be paid in connection with the exercise of Warrants and the Company shall not be required to issue or deliver any Ordinary Shares pursuant to the exercise of any Warrant until such tax or other charge has been paid or it has been established to the Company’s and the Registrar’s satisfaction that no such tax or other charge is due.

16                                  AVAILABILITY OF INSTRUMENT AND NOTICES

16.1                        Every Warrantholder shall be entitled to inspect a copy of this Instrument at the registered office of the Company during normal business hours (Saturdays, Sundays and public holidays in the United Kingdom excepted), and shall be entitled to receive a copy of this Instrument against payment of such charges as the directors of the Company may impose in their absolute discretion. Copies of the Subscription Notice and Form of Nomination (as set out in Schedule 1) shall be available from the website of the Company during the period in which the Warrants may be exercised

16.2                        Notices to be given pursuant to the provisions of this Instrument shall be given in accordance with paragraph 4 of Schedule 2 (Registration, Transfer and Transmission).

17                                  PURCHASE OF ORDINARY SHARES BY THE COMPANY

Subject to the provisions of the Companies Act and the Articles of Association, the Company may at any time purchase Ordinary Shares, or arrange for the purchase of Ordinary Shares on its behalf or by any other member of its group, without requiring, in each case, the consent of Warrantholders for such purchase.

18                                  ENFORCEMENT

18.1                        The Company acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in this Instrument and the Schedules hereto shall enure to the benefit of each and every Warrantholder.

18.2                        Each Warrantholder shall be entitled to enforce the said covenants, obligations and conditions against the Company insofar as such Warrantholder’s Warrant is concerned, without the need to join the allottee of any such Warrant or any intervening or other Warrantholder in the proceedings for such enforcement.

19                                  GOVERNING LAW

This Instrument shall be governed by and construed and interpreted in accordance with the laws of England and the Warrantholders agree to submit to the non-exclusive jurisdiction of the English Courts in relation to any claim, dispute or difference which may arise hereunder.

Schedule 1
Form of Warrant Certificate

Certificate Number:	[•]

Number of Warrants:	[•]

Date of issue:	[•]

Warrants to subscribe for ordinary share(s) in

MOTIF BIO PLC

Registered Office: One Tudor Street, London, EC4Y 0AH

incorporated in England and Wales

(Registered number: 09320890)

This is to certify that                                                                       (“Warrantholder”) of

is/are the registered holder(s) of [•] Warrants in Motif Bio plc (“Company”) issued pursuant to and in accordance with and subject to the terms and conditions of a warrant instrument dated                                     2016 (as from time to time amended) (the “Instrument”) executed by the Company.  Words and expressions used in this Warrant Certificate, the Subscription Notice and the Form of Nomination shall have the same meanings as in the Instrument.

The registered Warrantholder is entitled in respect of every one Warrant held to subscribe for one Ordinary Share (or such other number of Ordinary Shares as may for the time being be applicable in accordance with the provisions of the Instrument) at the Exercise Amount (subject to adjustment as referred to in the Instrument) during the Subscription Period.

Transfer of any of the Warrants comprised herein will not be registered without production of this Warrant Certificate.

The Instrument is enforceable severally by each Warrantholder and is available for inspection at the registered office of the Company for so long as any Warrant remains unexercised until the end of the Subscription Period.  The Warrantholder shall be deemed to have notice of all the terms and conditions contained in the Instrument.

Executed by the company Motif Bio plc this [•] day of [•] 2016.

SUBSCRIPTION NOTICE

In order to exercise all or any of the Warrants represented by this Warrant Certificate, this Warrant Certificate should be submitted with this Subscription Notice duly completed and signed, together with the payment referred to below, to the Registrar’s Agent.

To:                                                         Motif Bio plc

c/o Share Registrars Limited, The Courtyard, 17 West Street, Farnham, GU9 7DR, United Kingdom - FAO: Peter Ronayne

I/We the undersigned, being the registered holder(s) of the Warrants comprised in this Warrant Certificate (and the several Warrant Certificates (if any) enclosed with this Subscription Notice) hereby give notice of my/our wish to exercise                               Warrant(s) to subscribe for                          Ordinary Shares in accordance with the provisions of the Instrument.

I/We enclose a cheque for payment of                             in favour of [Share Registrars Limited] being the aggregate payment of the full subscription price for the total number of such Warrants. Or I/We are exercising our option for cashless settlement in respect of the Warrants pursuant to Clause 6 of the Warrant Instrument.(1)

I/We direct you to allot the Ordinary Shares issued pursuant hereto to the person(s) whose name(s) is/are set out in the Form of Nomination set out below and who has/have signed the acceptance set out therein or, if none is set out, to me/us in which event I/we agree to accept such Ordinary Shares subject to the Memorandum and Articles of Association of the Company. I/We authorise and request the entry of the name(s) of such persons in the register of members of the Company in respect thereof.

I/We will require*:

(a)                                 the despatch of share certificate(s) for                          Ordinary Shares each in respect of the Ordinary Shares to be allotted to such persons; and

(b)                                 where relevant, the despatch of a Warrant Certificate in my/our name(s) for any balance of my/our Warrants remaining exercisable at the risk of such person(s) to such address as is set out in the Form of Nomination or, if none is set out, to my/our address set out in the Register or (in the case of joint holders) to the address of that one whose name stands first in such Form of Nomination or (if applicable) the Register in respect of the Warrants represented by this Warrant Certificate by ordinary postal service.

I/we hereby undertake to pay any deposition or other fees (if any) for the time being chargeable and payable, or any applicable stamp duty or other similar taxes or duties due by reason of the exercise of the Warrants referred to above, or the allotment of the Ordinary Shares to me/us or to such person(s) as is set out in the Form of Nomination.

I/we hereby represent, undertake and warrant to the Company and acknowledge that:

(a)                                  the Company’s Ordinary Shares have not been and will not be registered under the applicable securities laws of Australia, Canada, Japan, the Republic of Ireland or the Republic of South Africa or where to do so may contravene local securities laws or regulations;

Footnote 1: Delete as appropriate.

(b)                                  I/we invest in or purchase securities similar to the Ordinary Shares in the normal course of my/our business and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Ordinary Shares;

(c)                                   I/we have conducted my/our own investigation with respect to the Company and the Ordinary Shares and have had access to such financial and other information concerning the Company and the Ordinary Shares as I/we deemed necessary to evaluate the merits and risks of an investment in the Subscription Shares and the Warrants, and I/we have concluded that an investment in the Ordinary Shares is suitable for me/us or, where I am/we are not acting as principal, for any beneficial owner of the Ordinary Shares, based upon each such person’s investment objectives and financial requirements;

(d)                                  I/we or, where I am/we are not acting as principal, any beneficial owner of the Ordinary Shares, are/is able to bear the economic risk of an investment in the Ordinary Shares for an indefinite period and the loss of my/our entire investment in the Ordinary Shares; and

(e)                                   there may be adverse consequences to me/us under United States and other tax laws resulting from an investment in the Ordinary Shares and I/we have made such investigation and have consulted such tax and other advisors with respect thereto as it deems necessary or appropriate.

I/we hereby irrevocably declare that the information and instructions set out above and contained elsewhere in this Subscription Notice and Form of Nomination are correct and authorise the Company, the Registrar and the Registrar’s Agent (where applicable) to act on the said information and instructions.

Date

Name(s) of Warrantholder(s)

Signature(s)

GUIDANCE NOTES:

Exercise of the Warrants represented by this Warrant Certificate may be consolidated with the exercise of Warrants represented by other Warrant Certificates by the use of only one Subscription Notice, provided that the other Warrant Certificates are attached to the Subscription Notice.

In the case of joint holdings, all joint holders must sign the Subscription Notice.

Exercise of the Warrants shall be made in accordance with the terms and conditions set out in the Instrument and, in particular, Clause 4 of the Instrument.  Please read the terms and conditions set out in the Instrument carefully before you complete this Subscription Notice.

The Ordinary Shares to be issued upon exercise of the Warrants shall be issued upon the terms and subject to the conditions as set out in the Instrument and the Memorandum and Articles of Association of the Company.

FORM OF NOMINATION

Please insert in BLOCK CAPITALS in the box below the full name(s) of the person(s) to whom you wish the Ordinary Shares arising on the exercise of the Warrants referred to above to be allotted, and, in the case of Ordinary Shares to be held in certificated form, the address to which the share certificate for such Ordinary Shares should be sent and in the case of Ordinary Shares to be held in uncertificated form the details for CREST settlement.

I/we agree to accept all the fully paid Ordinary Shares of the Company to be allotted to me/us subject to the Memorandum and Articles of Association of the Company.

Where I am/we are a person other than the Warrantholder, by executing this form I/we hereby make the representations set out in the attached Notice of Exercise.

Signed

Dated

If the above box is left blank:

(a)                                       in the case of Warrants held in certificated form, the Ordinary Shares will be allotted to the Warrantholder(s) named in the attached Warrant Certificate and the share certificate for such Ordinary Shares together with any Warrant Certificate for remaining unexercised Warrants will be sent to the registered address of the sole or first-named Warrantholder; and

(b)                                       in the case of Warrants held in uncertificated form, the Ordinary Shares will be credited to the account of the sole or first-named Warrantholder in respect of which the Warrants have been exercised.

Schedule 2
Registration, Transfer and Transmission

1                                         Registration and Title

(a)                                 An accurate Register will be kept by the Registrar on behalf of the Company and there shall be entered in the Register:

(i)                                     the names and addresses of the Warrantholders;

(ii)                                  the amount of Warrants held by every registered holder; and

(iii)                               the date upon which the name of every such registered holder is entered in respect of the Warrants standing in his name.

(b)                                 Any change of name or address on the part of a Warrantholder shall forthwith be notified to the Registrar who shall cause the Register to be altered accordingly.  The Register may be closed by the Company for such period or periods and at such times as it may think fit provided that it shall not be closed for more than thirty days in any calendar year. Any transfer made while the Register is so closed shall, as between the Company and the person claiming under the transfer (but not otherwise), be considered as made immediately after the reopening of the Register. The Warrantholders or any of them, and any person duly authorised by any such Warrantholder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same or any part thereof.

(c)                                  The Company and the Registrar shall be entitled to treat the registered holder of any Warrant as the absolute owner thereof for all purposes notwithstanding any notice of ownership or writing thereon or notice of previous loss or theft or of trust (whether express or implied) or other interest therein (except as ordered by a court of competent jurisdiction or required by law) and shall not (except as aforesaid) be bound to recognise any equitable or other claim to or interest in such Warrant.

(d)                                 Every Warrantholder will be recognised by the Company as entitled to his Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

2                                         Transfer

(a)                                 Every transfer of a Warrant shall be made:

(i)                                     in the case of Warrants held in certificated form by an instrument of transfer in the usual or common form or in any other form which may be approved by the Company.  The instrument of transfer shall be duly completed and signed by or on behalf of the transferor and the transferee and duly stamped in accordance with any applicable law for the time being in force relating to stamp duty provided that the Company or the Registrar may dispense with requiring the transferee to sign an instrument of transfer; or

(ii)                                  in the case of Warrants held in uncertificated form, by a properly authenticated dematerialised instruction in the CREST system; and

(iii)                               in all cases in accordance with any legend on the Warrant Certificate, and the transferor agrees to notify the transferee of any resale restrictions referred to in such legend.

The Company shall not refuse to register any transfer of a Warrant made into or within CREST.

The transferor shall be deemed to remain the holder of the Warrants until the name of the transferee is entered in the Register in respect thereof.  The Company shall not be obliged to give effect to any such instrument which purports to transfer any Warrants in respect of which a Subscription Notice shall have been received.

(b)                                 In the case of Warrants held in certificated form the Company may decline to recognise any instrument of transfer unless such instrument is deposited at the specified office of the Registrar or the Registrar’s Agent (or such other place as the Registrar may appoint) accompanied by the Warrant Certificate(s) for the Warrants to be transferred, and such other evidence as the Registrar may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on behalf of the transferor, the authority of that person so to do. The Registrar may waive production of any Warrant Certificate upon evidence satisfactory to the Registrar of its loss or destruction or upon execution of an appropriate indemnity. All instruments of transfer which are registered may be retained by the Company for so long as it thinks fit together with the cancelled Warrant Certificates.

(c)                                  No fee shall be charged by the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or death, or power of attorney or other document relating to or affecting the title to any Warrants or otherwise for making any entry in the Register affecting the title to any Warrants.

(d)                                 The registration of the person named in the instrument of transfer as the transferee in the Register as the registered holder of the Warrants transferred in place of the transferor shall be conclusive evidence of the approval by the Company and the Registrar of the transfer and the Company shall, on registration of the transfer, in the case of Warrants held in certificated form, cancel the Warrant Certificate(s) in the name of the transferor and issue the transferee with a new Warrant Certificate in respect of the Warrants transferred and, in the case of Warrants held in uncertificated form, credit the stock account of the transferee held within the relevant system.  Where the transfer relates to part only (but not all) of the Warrants represented by a Warrant Certificate, the Company shall issue a Warrant Certificate in the name of the transferor in respect of any Warrants not transferred.

3                                         Transmission

(a)                                 In the case of the death of a Warrantholder the survivors or survivor where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company and the Registrar as having any title to his Warrants, but nothing herein contained shall release the estate of a deceased Warrantholder (whether sole or joint) from any liability in respect of any Warrant solely or jointly held by him.

(b)                                 Subject to any other provision herein contained, any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder or otherwise than by transfer may, upon producing such evidence of title as the Company shall reasonably require, and subject as hereinafter provided, be registered himself as holder of the Warrant.

(c)                                  Subject to any other provision herein contained, if any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder or otherwise than by transfer shall elect to be registered himself, he shall deliver or send to the Company and the Registrar a notice in writing signed by him stating that he so elects. All the limitations, restrictions and provisions herein contained relating to the right to transfer and the registration of transfers of Warrants shall be applicable to any such notice as aforesaid as if the death or bankruptcy of the Warrantholder had not occurred and the notice were an instrument of transfer executed by such Warrantholder.

(d)                                 A person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder shall be entitled to receive and may give good discharge for any monies payable in respect thereof, but shall not be entitled to receive notices of or to attend or vote at meetings of the Warrantholders or, save as aforesaid, to any of the rights or privileges of a Warrantholder until he shall have become a Warrantholder in respect of the Warrant.

4                                         Notices

(a)                                 Every Warrantholder shall register with the Company and the Registrar an address to which copies of notices can be sent. Any notice or document may be given or served by the Company on any Warrantholder either personally or by sending it by post in a prepaid letter addressed to such Warrantholder at his registered address as appearing in the Register or by facsimile transmission to any facsimile number notified by such Warrantholder to the Company.

(b)                                 Any copy of notices given pursuant to the provisions of this Schedule with respect to Warrants standing in the names of joint holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the other joint holders of such Warrants.

(c)                                  Proof that an envelope containing a notice was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given.  Any notice given by facsimile transmission shall be deemed to have been served in the absence of an indication of failure of transmission when transmitted.  A notice shall be deemed to be given at the expiration of forty-eight hours after the envelope containing it was posted.

(d)                                 When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall, but the day upon which such notice shall expire shall not, be included in calculating such number of days or other period.

(e)                                  The signature to any notice to be given by the Company may be written or printed.

(f)                                   Every person who by operation of law, transfer or other means whatsoever becomes entitled to a Warrant shall be bound by any notice in respect of such Warrant which, before his name is entered in the Register, has been duly given to the person from whom he derives his title.

(g)                                  If at any time by reason of the suspension or curtailment of postal services within the United Kingdom the Company is unable effectively to convene a meeting of the Warrantholders by notices sent through the post such a meeting may be convened by a notice advertised on the same date in at least two national daily newspapers with appropriate circulations (and, where there is a suspension or curtailment of postal services within the United Kingdom, at least one of which shall be published in London) and such notice shall be deemed to have been duly served on all Warrantholders entitled thereto at noon on the day when the advertisement appears.  In any such case the Company shall send confirmatory copies of the notice by post if at least forty-eight hours prior to the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.

(h)                                 Any Warrantholder present, either personally or by proxy, at any meeting of the Warrantholders shall for all purposes be deemed to have received due notice of such meeting, and, where requisite, of the purposes for which such meeting was called.

(i)                                     Any notice or document delivered or sent by post to or left at the registered address of any Warrantholder in pursuance of this Instrument shall, notwithstanding that such Warrantholder is then dead, bankrupt, of unsound mind or (being a corporation) in liquidation, and whether or not the Company has notice of the death, bankruptcy, insanity or liquidation of such Warrantholder, be deemed to have been duly served in respect of any Warrant registered in the name of such Warrantholder as sole or joint holder unless his name has at the time of the service of the notice or document been removed from the Register as the holder of the Warrant, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Warrant.

Schedule 3
Meetings of Warrantholders

1                                         Convening of Meetings

The Company may at any time and shall on receipt of a request in writing of persons holding not less than one-tenth of the outstanding Warrants (upon receiving such indemnity (if any) as it may require against all reasonable costs, expenses and liabilities which it may incur by so doing) convene a meeting of the Warrantholders. Such meeting shall be held at such place within London or elsewhere as the Company shall determine.

2                                         Notice of Meetings

(a)                                 At least 14 days’ notice in writing of every meeting shall be given to the Warrantholders in the manner provided by paragraph 4 of Schedule 2 (Registration, Transfer and Transmission).

(b)                                 The notice shall specify the place, day and hour of the meeting and the general nature of the business to be transacted, but, except in the case where an Extraordinary Resolution is to be proposed, it shall not be necessary to specify in the notice the terms of the resolutions to be proposed.  The notice shall state that a Warrantholder is entitled to appoint a proxy to attend and to vote instead of him.

(c)                                  The accidental omission to give notice to or the non-receipt of notice by any of the Warrantholders shall not invalidate the proceedings at any meeting.

3                                         Quorum

(a)                                 At any meeting at least two persons present being Warrantholders in person or being proxies shall form a quorum for the transaction of any business.

(b)                                 No business (other than the election of a Chairman) shall be transacted at any meeting unless the requisite quorum is present at the commencement of business.

4                                         Absence of Quorum

(a)                                 If within half an hour from the time appointed for the meeting (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened upon the requisition of Warrantholders, shall be dissolved. In any other case it shall stand adjourned to such day and time not being less than seven days nor more than 28 days thereafter and to such place as may be appointed by the Chairman and at such adjourned meeting the Warrantholders present and entitled to vote shall be a quorum for the transaction of business including the passing of Extraordinary Resolutions.

(b)                                 At least seven days’ notice of any adjourned meeting of Warrantholders at which an Extraordinary Resolution is to be submitted shall be given in the same manner, mutatis mutandis, as for an original meeting and such notice shall state that the Warrantholders present at the adjourned meeting whatever their number will form a quorum.

5                                         Chairman

(a)                                 The Warrantholders present may choose one of their number to preside at every meeting as Chairman and, if no such person is chosen or if at any meeting the person chosen shall not be present within 15 minutes after the time appointed for holding the meeting, a person nominated in writing by the Company shall be Chairman of such meeting.  Any director and the secretary of the Company, Auditors and solicitors of the Company and any other person authorised in that behalf by the Company may attend and speak at any meeting.

(b)                                 The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.  Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the directors of the Company.  When a meeting is adjourned for 30 days or more or sine die, not less than seven days’ notice (exclusive as aforesaid) of the adjourned meeting shall be given in like manner, mutatis mutandis, as in the case of the original meeting.  Save as aforesaid subject to paragraph 4(b) above it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

6                                         Resolutions

(a)                                 At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman or by the Company or by one or more Warrantholders present in person or by proxy and holding or representing one-twentieth of the then outstanding Warrants.

(b)                                 Unless a poll is demanded a declaration by the Chairman that a resolution has been carried or carried by any particular majority or lost or not carried by any particular majority shall be conclusive evidence of that fact.

7                                         Poll

(a)                                 If a poll is duly demanded it shall be taken in such manner and at such time and place as the Chairman may direct (save that a poll demanded on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment) and the result of such poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

(b)                                 The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.  The demand for a poll may be withdrawn.

(c)                                  No notice need be given of a poll not taken immediately.

8                                         Voting

(a)                                 On a show of hands every Warrantholder who is present in person or by its authorised representative or proxy shall have one vote.  On a poll every Warrantholder who is present in person or by proxy shall have one vote for every Warrant of which he is the holder.

(b)                                 In the case of joint holders of Warrants the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the vote of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

(c)                                  On a poll votes may be given either personally or by proxy and a Warrantholder entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

(d)                                 No objection shall be raised to the qualification of any person voting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the Chairman whose decision shall be final and conclusive.

(e)                                  In the case of an equality of votes whether on a show of hands or on a poll the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote in addition to the votes (if any) to which he may be entitled as a Warrantholder.

9                                         Proxies

(a)                                 The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either duly executed under the common seal or under the hand of some duly authorised officer or attorney of the corporation.

(b)                                 A person appointed to act as a proxy need not be a Warrantholder.  The Chairman of the meeting may be designated as a proxy in an instrument of proxy without being named.

(c)                                  The instrument appointing a proxy and the letter or power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power or authority shall be deposited at such place (if any) specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the registered office of the Company) not less than 48 hours before the time appointed for holding the meeting or adjourned meeting (or, in the case of a poll otherwise than at or on the same day as the meeting or adjourned meeting, before the time appointed for the taking of the poll) at which the person named in the instrument proposes to vote and in default the instrument of proxy shall not be treated as valid.

(d)                                 No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution.

(e)                                  An instrument of proxy may be in any usual or common form or in any other form which the directors of the Company may approve.  An instrument of proxy shall be deemed to confer the right to demand or join in demanding a poll.  An instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates and need not be witnessed.

(f)                                   A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no notification in writing of such death, insanity or revocation shall have been received by the Company at its registered office or at such other place as may have been specified in or by way of note to or in any document accompanying the notice convening the meeting at least one hour before the commencement of the meeting or adjourned meeting at which the proxy is used or, in the case of a poll otherwise than at or on the same day as the meeting or adjourned meeting, before the time appointed for the taking of the poll at which the vote is cast.

10                                  Representatives

Any company or other body corporate which is a registered holder of any of the Warrants may by resolution of its directors or other governing body authorise any person to act as its representative at any meeting of the Warrantholders and such representative shall be entitled to exercise the same powers on behalf of the company or corporation which he represents as if he were the registered holder of the Warrants and such company or body corporate shall, for the purpose of these provisions, be deemed to be present in person at any such meeting if a person so authorised is present thereat.

11                                  Resolutions

(a)                                 The expression “Extraordinary Resolution” means a resolution passed at a meeting of the Warrantholders duly convened and held in accordance with the provisions herein contained and carried by a majority consisting of not less than three-fourths of the persons voting thereat upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than three-fourths of the votes given on such poll.

(b)                                 A resolution in writing signed by Warrantholders entitled to subscribe for not less than 75 per cent. of the Ordinary Shares which are the subject of outstanding Warrants pursuant to this Instrument in accordance with the provisions herein contained in this Instrument shall for all purposes be valid and effectual as an Extraordinary Resolution passed at a meeting duly convened and held in accordance with the provisions herein contained.  Such resolution in writing may be contained in one document or in several documents in like form each signed by one or more of the Warrantholders. In the case of a body corporate the resolution may be signed on its behalf by a director or the secretary thereof or by its duly authorised representative or duly appointed attorney.

(c)                                  An Extraordinary Resolution passed at a meeting of the Warrantholders duly convened and held in accordance with this Instrument shall be binding upon all Warrantholders whether or not present at the meeting and each of the Warrantholders shall be bound to give effect thereto accordingly.

12                                  Minutes

(a)                                 Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company.

(b)                                 Any minutes of resolutions and proceedings of meetings of Warrantholders as aforesaid, if purporting to be signed by the Chairman of the meeting, shall be conclusive evidence of the matters therein stated and, until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made and signed as aforesaid shall be deemed to have been duly held and convened and all resolutions passed or proceedings transacted thereat to have been duly passed or transacted.

EXECUTED AS A DEED by

MOTIF BIO PLC acting by	)
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	)	Director